Exhibit 10.6

CONSENT, REPAYMENT AND RELEASE AGREEMENT

This CONSENT, REPAYMENT AND RELEASE AGREEMENT (this “Agreement”) is entered into as of February 2, 2016 (the “Effective Date”) by and among Cesca Therapeutics Inc., a Delaware corporation (the “Company”), Sabby Healthcare Master Fund, Ltd. (“Sabby Healthcare Fund”) and Sabby Volatility Warrant Master Fund, Ltd. (“Sabby Volatility Fund”, and together with Sabby Healthcare Fund, the “Sabby Parties”). The Company and the Sabby Parties are referred to herein, collectively, as the “Parties”.

RECITALS

WHEREAS, reference is made to (i) that certain Securities Purchase Agreement, dated August 31, 2015, by and among the Company and the Sabby Parties (the “Sabby Purchase Agreement”); (ii) those two certain Senior Secured Convertible Debentures Due August 31, 2045, in the original principal amounts of $3,500,000 and $2,000,000, each as amended pursuant to those amendments dated September 23, 2015, issued to the Sabby Parties pursuant to the Sabby Purchase Agreement (the “Sabby Debentures”); (iii) that certain Registration Rights Agreement, dated August 31, 2015, entered into by and among the Company and the Sabby Parties (the “Registration Rights Agreement”); (iv) those certain Series A Common Stock Purchase Warrants issued to the Sabby Parties pursuant to the Sabby Purchase Agreement (the “Series A Warrants”); and (v) those certain Series B Common Stock Purchase Warrants issued to the Sabby Parties pursuant to the Sabby Purchase Agreement (the “Series B Warrants” and together with the Sabby Purchase Agreement, the Sabby Debentures, the Registration Rights Agreement and the Series A Warrants, the “Sabby Transaction Documents”). Capitalized terms that are not otherwise defined herein has the meanings given to such terms in the Sabby Transaction Documents;

WHEREAS, the Company, Boyalife (Hong Kong) Inc. Limited (“Boyalife HK”) and Boyalife Investment Inc. (“Boyalife USA”, and together with Boyalife HK, the “Investors”) are entering into a Purchase Agreement, dated on or about the date hereof (“Boyalife Purchase Agreement”), pursuant to which the Company shall issue to the Investors the following securities: (i) up to $2.5 million of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at a purchase price of $0.17 per share (the “Stock Price”), and sale of such shares, the “Stock Purchase”), (ii) unsecured three-year debentures (convertible at maturity into Common Stock at the Stock Price per share), with a principal face amount up to $12.5 million (the “Boyalife Debentures”), and (iii) five-year warrants to purchase additional shares of Common Stock equal to 80% of the shares sold to the Investors (assuming full conversion of the Boyalife Debentures), exercisable at $0.40 per share (the “Boyalife Warrants” and together with the Boyalife Purchase Agreement and Boyalife Debentures, the “Boyalife Transaction Documents”) (collectively, the “Boyalife Financing”);

WHEREAS, in connection with the Boyalife Financing, the Parties desire to evidence (i) the Sabby Parties’ consent to the Boyalife Financing; (ii) the Sabby Parties’ waiver of certain participation rights under the Sabby Purchase Agreement with respect to the Boyalife Financing; (iii) the Parties’ agreement to the full prepayment and cancellation, without penalty, of the Sabby Debentures; (iv) the Parties’ agreement to terminate the Registration Rights Agreement; (v) the Parties’ agreement to amend the Sabby Purchase Agreement to, among other things, terminate the Sabby Parties’ registration rights and participation rights thereunder; (vi) the Parties’ agreement to amend the terms of the Series A Warrants pursuant to the form of amendment attached hereto as Exhibit A (the “Series A Warrant Amendment”); (v) the Parties’ agreement to the Sabby Parties’ exercise of the Series B Warrants, pursuant to the cashless exercise provisions of Section 2(c) thereof, for an aggregate amount of shares equal to the lesser of (A) 2,500,000 shares of Common Stock and (B) the maximum amount of shares of Common Stock exercisable under the Series B Warrant as of January 18, 2015 without exceeding the “Beneficial Ownership Limitation” (as defined in the Series B Warrant); (vi) immediately following the cashless exercise set forth in the immediately preceding clause (v), the Parties’ agreement to cancel the outstanding Series B Warrants and any rights to exercise such Series B Warrants for shares of Common Stock thereunder; and (vii) the release by the Sabby Parties of the Company of all claims, liabilities and obligations owed to the Sabby Parties pursuant to the form of general release of claims attached hereto as Exhibit B (the “General Release”); and

WHEREAS, the Parties wish to memorialize such agreement and eliminate the possibility of any future disputes related thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.     Consent to Boyalife Financing. Each of the Sabby Parties hereby irrevocably consents to the Boyalife Financing and all agreements and documents to be entered into or delivered in connection with the Boyalife Financing, including, but not limited to, the Boyalife Purchase Agreement and the Transaction Documents (as defined in the Boyalife Purchase Agreement) and consents to the issuance of the Common Stock, Boyalife Debentures and Boyalife Warrants contemplated under the terms of the Boyalife Purchase Agreement. Each of the Sabby Parties further agrees that the Boyalife Financing shall not be prohibited by, or be deemed to be breach of any term or provision of, the Sabby Purchase Agreement, including Section 4.13 thereunder, and further agrees that the Boyalife Financing shall be exempt from any other restriction, covenant, obligation or condition set forth in the Sabby Debentures, the Series A Warrants and/or the Series B Warrants. Each of the Sabby Parties further agrees that the Boyalife Financing, and all documents and transactions entered into and contemplated by the Boyalife Financing as of the date hereof, shall not constitute a “Fundamental Transaction” (as defined in the Series A Warrant and Series B Warrant) for all purposes under the Series A Warrant and Series B Warrant, notwithstanding the terms thereof or any provision to the contrary, provided that the Boyalife Financing is not integrated or combined with any other transaction that could result in the occurrence of a Fundamental Transaction.

2.     Waiver of Participation Rights. Each of the Sabby Parties hereby irrevocably waives any rights of first refusal or participation rights with respect to the Boyalife Financing, including, but not limited to, the Sabby Parties’ participation rights under Section 4.12 of the Sabby Purchase Agreement and the Sabby Parties’ rights to acquire additional shares of capital stock under Section 5(c) of the Sabby Debentures.

3.     Prepayment and Cancellation of Sabby Debenture. Effective upon receipt by the Sabby Parties of payment in full of the Consideration (as defined below, and receipt of such Consideration by the Sabby Parties, “Repayment”), each of the Sabby Parties acknowledge and agree (a) that the Sabby Debentures shall be deemed paid in full, all obligations thereunder shall be deemed fully discharged and the Sabby Debentures shall be cancelled, terminated and extinguished in their entirety, (b) any and all of the Sabby Parties’ respective rights under the Sabby Debentures to acquire any shares of the Company’s capital stock shall be cancelled, terminated and extinguished in their entirety and (c) any and all security interests granted to the Sabby Parties to secure the Company’s performance under the Sabby Debentures shall be immediately terminated, and all collateral in connection with therewith shall be immediately released, without any further action on the part of the Parties. The Parties acknowledge and agree that the Company’s prepayment of its obligations under the Sabby Debentures shall be permitted and effected without restriction or penalty, including the prohibition on prepayments set forth in Section 2 of the Sabby Debentures.

4.     Termination of Registration Rights Agreement. Effective upon receipt by the Sabby Parties of the Repayment, the Registration Rights Agreement shall automatically terminate and be extinguished in its entirety without any further action on the part of the Parties thereto and without reservation of rights or obligations, and neither Party shall have any rights, duties or obligations under the Registration Rights Agreement thereafter.

5.     Amendment to Sabby Purchase Agreement. Effective upon receipt by the Sabby Parties of the Repayment, the Sabby Purchase Agreement is hereby amended as follows:

(a)     Section 4.12 of the Sabby Purchase Agreement is hereby deleted in its entirety and replace with the following:

“Section 4.12.      Reserved.”

(b)     Section 4.13 of the Sabby Purchase Agreement is hereby deleted in its entirety and replace with the following:

“Section 4.13.      Reserved.”

(c)     The last sentence of Section 4.1(a) is hereby deleted in its entirety and replace with the following:

“As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of a Purchaser under this Agreement.”

(d)     All other references in the Sabby Purchase Agreement to the Registration Rights Agreement and corresponding rights, obligations, covenants and liabilities in connection therewith are hereby terminated and deleted.

6.     Amendment to Series A Warrant. Effective upon receipt by the Sabby Parties of the Repayment, the terms of the Series A Warrants held by the Sabby Parties shall be amended as set forth in the Series A Warrant Amendment, and the Parties shall execute and deliver a Series A Warrant Amendment for each of the outstanding Series A Warrants.

7.     Cashless Exercise of Series B Warrants. Effective upon receipt by the Sabby Parties of the Repayment, the Sabby Parties agree to a single, one-time exercise the Series B Warrants pursuant to the cashless exercise provisions of Section 2(c) of the Series B Warrants, for an aggregate amount of shares equal to the lesser of (x) 2,500,000 shares of Common Stock and (y) the maximum amount of shares of Common Stock exercisable under the Series B Warrant as of January 18, 2015 without exceeding the “Beneficial Ownership Limitation” (as defined in the Series B Warrant) (such exercise, the “Top-Up Exercise”), regardless of the number of shares the formula in Section 2(c) of the Series B Warrants would otherwise yield.

8.     Cancellation of Remaining Series B Warrants. Immediately following the effectiveness of the Top-Up Exercise set forth in the Section 7 above, any outstanding Series B Warrants, and any rights to exercise such Series B Warrants for shares of Common Stock thereunder, are hereby terminated and cancelled in their entirety. The Sabby Parties shall deliver to the Company the original Series B Warrants for cancellation.

9.     Release of Claims. Upon receipt by the Sabby Parties of the Repayment, each of the Sabby Parties shall execute and deliver a General Release to the Company.

10.     Consideration. Upon or immediately after the Initial Closing (as defined in the Boyalife Purchase Agreement), the Company shall pay to the Sabby Parties by wire transfer of immediately available funds to bank accounts designated in writing by each of the Sabby Parties an aggregate amount equal to Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00) (the “Consideration”) in exchange for entering into this Agreement and such other documents and transactions contemplated hereby, with such Consideration to be allocated to the Sabby Parties as follows: (a) $4,772,727.27 to Sabby Healthcare Fund, and (b) $2,727,272.73 to Sabby Volatility Fund.

11.     [reserved]

12.     Representations and Warranties of the Sabby Parties. Each of the Sabby Parties represents and warrants to the Company, each with respect to only itself, that, as of the Effective Date and as of the date of the Repayment:

(a)     Organization; Authority. Each of the Sabby Parties is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement.

(b)     Accredited Investor. Each of the Sabby Parties is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(c)     Ownership of Investor Warrants. Each of the Sabby Parties owns and holds, both beneficially and of record, the entire right, title, and interest in and to the Sabby Debentures, the Series A Warrants and the Series B Warrants free and clear of all Encumbrances (as defined below). Each of the Sabby Parties has full power and authority to transfer and dispose of the Sabby Debentures, the Series A Warrants and the Series B Warrants to the Company free and clear of any Encumbrance. There is no outstanding vote, plan, pending proposal, or other right of any person to acquire all or any of the Sabby Debentures, the Series A Warrants or the Series B Warrants. As used herein, “Encumbrances” shall mean any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future other than encumbrances by one or more brokers of the Sabby Parties and encumbrances under federal or state securities laws.

(d)     Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Sabby Parties and constitutes the legal, valid and binding obligations of the Sabby Parties enforceable against the Sabby Parties in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies. Each of the Series A Warrant Amendments and the General Releases, when executed and delivered pursuant to the terms of this Agreement, will be duly and validly authorized, executed and delivered on behalf of the Sabby Parties and when executed and delivered will constitute the legal, valid and binding obligations of the Sabby Parties enforceable against the Sabby Parties in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies

(e)     No Conflicts. The execution, delivery and performance by the Sabby Parties of this Agreement, the Series A Warrant Amendments, the General Releases and the consummation by the Sabby Parties of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Sabby Parties, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Sabby Parties are a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Sabby Parties, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Sabby Parties to perform its obligations hereunder.

13.     Representations and Warranties of the Company. The Company represents and warrants to the Sabby Parties that, as of the Effective Date and as of the date of the Repayment:

(a)     Organization and Qualification. The Company is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it was formed, and has the requisite power and authorization to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted.

(b)     Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform their obligations under this Agreement. The execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby has been duly authorized by the Company’s board of directors and no further filing, consent or authorization is required by the Company, its board of directors, shareholders or other governing body. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.

(c)     No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Company or any share capital of the Company, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of the Nasdaq Capital Market and including all applicable federal laws, rules and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected except, in the case of clause (II) or (III) above, to the extent that such violations could not reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform any of its obligations hereunder.

(d)     Consents. The Company is not required to obtain any consent from, authorization or order of, or make any filing or registration with any Governmental Entity (as defined below) or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated hereby. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof (or in the case of filings, will be made timely after the date hereof), and the Company is not aware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the registrations, applications or filings contemplated hereby. “Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

14.     Disclosure of Transactions. The Company shall, by the end of the second day following the Effective Date (and if such date falls on a weekend, by 9:30 a.m. (New York Time) on the Trading Day immediately following such date) (the “8-K Filing Date”), file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Agreement and the Boyalife Financing in the form required by the Securities Exchange Act of 1934, as amended and attaching a copy of the form of this Agreement as an exhibit to such Current Report on Form 8-K. From and after the 8-K Filing Date, the Company represents to the Sabby Parties that it shall have publicly disclosed all material, non-public information delivered to any of the Sabby Parties by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this Agreement and the Boyalife Transaction Documents. In addition, effective upon the filing of the Current Report on Form 8-K on the 8-K Filing Date, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and any of the Sabby Parties or any of their Affiliates on the other hand, shall terminate.

15.     Standstill. Each of the Sabby Parties covenants that neither it nor any affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales, including short sales, of any of the Company’s securities during the period commencing on the Effective Date and ending at such time the Company files the Current Report on Form 8-K pursuant to Section 14 herein.    Each of the Sabby Parties covenants that neither it, nor any affiliate acting on its behalf or pursuant to any understanding with it will, (a) during the period commencing on the Effective Date and ending upon the date of Repayment: (i) declare a breach or default under the Sabby Purchase Agreement, the Sabby Debentures, the Series A Warrants, the Series B Warrants or the Registration Rights Agreement, (ii) accelerate any payment due under the Sabby Purchase Agreement, the Sabby Debentures, the Series A Warrants, the Series B Warrants or the Registration Rights Agreement, (iii) convert the Debentures or any part of the outstanding principal thereof into shares of the Company’s capital stock, or (iv) exercise any Series A Warrants or Series B Warrants, other than the Top-Up Exercise permitted pursuant to Section 7 above and (b) during the period commencing on the date of Repayment and ending on March 31, 2016, sell any Warrant Shares issued pursuant to any exercise of the Series A Warrants.

16.     Confidentiality. Each of the Sabby Parties covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company pursuant to a Company press release and the filing of a Current Report on Form 8-K pursuant to Section 14, each of the Sabby Parties will maintain the confidentiality of the existence and terms of this transaction and the information included in this Agreement, the Series A Warrant Amendment and the General Release. Each of the Sabby Parties covenants that until such time as the transactions contemplated by the Boyalife Financing are publicly disclosed by the Company pursuant the filing of the Current Report on Form 8-K pursuant to Section 14, each of the Sabby Parties will maintain the confidentiality of any and all information disclosed or communicated to the Sabby Parties relating to or in connection with the existence and terms of the Boyalife Financing. Notwithstanding the foregoing, and notwithstanding anything contained in this Agreement to the contrary, the Company expressly acknowledges and agrees that (i) neither Sabby Party makes any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the filing of the Current Report on Form 8-K as described in Section 14, (ii) the Sabby Parties shall not be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the filing of the Current Report on Form 8-K as described in Section 14 and (iii) the Sabby Parties shall not have any duty of confidentiality or duty not to trade in the securities of the Company to the Company or its Subsidiaries after the filing of the Current Report on Form 8-K as described in Section 14.

17.     Miscellaneous.

(a)     No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(b)     Fees, Expenses, Taxes. Each party to this Agreement shall bear its own expenses in connection with the transactions contemplated hereby.

(c)     Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS CONSENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(d)     Counterparts. This Agreement may be executed in two or more counterparts and delivered by facsimile or other form of electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e)     Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the Parties. The Parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(f)     Amendment. This Agreement shall not be deemed or construed to be modified or waived, in whole or in part, except by a written amendment signed by the Company and each of the Sabby Parties.

(g)     Entire Agreement. This Agreement embodies the entire agreement and understanding between the Company and the Sabby Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, express or implied, between either the Company or the Sabby Parties with respect thereto. Except as expressly set forth in this Agreement and pursuant to the Series A Warrant Amendment, all of the terms and conditions of the Sabby Transaction Documents shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein.

(h)     Termination. This Agreement may be  terminated, and be of no further force or effect, by either Sabby Party by written notice to the Company if the Boyalife Financing is not consummated, and the Repayment is not received by the Sabby Parties, on or before February 19, 2016.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

CESCA THERAPEUTICS INC

By:	/s/ ROBIN STRACEY
Robin Stracey
Chief Executive Officer

SABBY HEALTHCARE MASTER FUND, LTD.

By:	/s/ ROBERT GRUNDSTEIN
Robert Grundstein
COO and General Counsel

SABBY VOLATILITY WARRANT MASTER FUND, LTD.

By:	/s/ ROBERT GRUNDSTEIN
Robert Grundstein
COO and General Counsel

(CESCA THERAPEUTICS INC. – SIGNATURE PAGE TO CONSENT AND RELEASE AGREEMENT)

EXHIBIT A

FORM OF AMENDMENT TO SERIES A WARRANT

(see attached)

EXHIBIT B

FORM OF GENERAL RELEASE

(see attached)